Exhibit 10.1

Execution Version

TERMINATION AND SETTLEMENT AGREEMENT

THIS TERMINATION AND SETTLEMENT AGREEMENT (this “Agreement”) is made and entered into effective as of October 4, 2021 (the “Effective Date”), by and among ODYSSEY MARINE EXPLORATION, INC., a Nevada corporation (“Odyssey”), ALDAMA MINING COMPANY, S. DE R.L. DE C.V., a Mexican company (“Aldama”), ODYSSEY MARINE ENTERPRISES, LTD., a Bahamian company (“Enterprises”), OCEANICA MARINE OPERATIONS, S.R.L., a Panamanian company (“OMO”), and ODYSSEY MARINE SERVICES, INC., a Nevada corporation (“OMS”), on the one hand; and MONACO FINANCIAL, LLC, a California limited liability company (“Monaco”), MAGELLAN LIMITED, a Guernsey company (“Magellan”), and SMOM LIMITED, a Jersey company (“SMOM”), on the other hand. As used in this Agreement (a) Odyssey, Aldama, Enterprises, OMO, and OMS are collectively referred to as the “Odyssey Parties,” and (b) Monaco, Magellan, and SMOM are collectively referred to as the “Monaco Parties.”

Recitals:

A. The Odyssey Parties and the Monaco Parties are parties to various loan arrangements and other commercial or transaction relationships pursuant to the Loan Documents (as defined herein) and the Acquisition Transaction Documents (as defined herein).

B. Certain of the Odyssey Parties have outstanding obligations to certain of the Monaco Parties pursuant to the Loan Documents and the Acquisition Transaction Documents; and certain of the Monaco Parties have outstanding obligations to certain of the Odyssey Parties pursuant to the Loan Documents and the Acquisition Transaction Documents.

C. Disagreements have arisen among certain of the Odyssey Parties and certain of the Monaco Parties regarding their respective rights and obligations under the Loan Documents and the Acquisition Transaction Documents.

D. The Odyssey Parties and the Monaco Parties desire to settle and resolve all their disputes, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article 1

Definitions and Interpretation

Section 1.01. Definitions. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in Appendix A attached hereto.

Section 1.02. Interpretation. For purposes of this Agreement: (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive, and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Exhibits, Appendixes, and Schedules mean the Articles and Sections of, and Exhibits, Appendixes, and Schedules attached to, this Agreement, (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, restated, supplemented, and modified from time to time, and (z) to a statute or applicable law means such statute or applicable law as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Exhibits, Appendixes, and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Article 2

Termination

Section 2.01. Termination of Certain Documents.

(a) Each of the 2014 Loan Documents, the 2018 Loan Documents, and the SMOM Loan Documents is hereby terminated and of no further force or effect as of the Effective Date, so long as Odyssey has delivered the payment contemplated by Section 3.04(a).

(b) Each of the 2016 Loan Documents shall be deemed terminated and of no further force or effect as of the date upon which Odyssey has performed its obligations under Section 3.01(a) and Section 3.01(b).

(c) Each of the Acquisition Ancillary Documents is hereby terminated as of the Effective Date.

(d) Any obligation to pay additional consideration pursuant to Section 2.06 of the Acquisition Agreement, and any other obligation to pay compensation, fees, or similar monetary amounts pursuant to the Acquisition Agreement are hereby terminated as of the Effective Date.

Section 2.02. Rights, Duties, and Obligations. In furtherance and not in limitation of Section 2.01, and for the avoidance of doubt, from and after the Effective Date:

(a) none of the Monaco Parties shall have any right to repayment of any of the indebtedness outstanding under any of the 2014 Loan Documents, the 2016 Loan Documents, the 2018 Loan Documents, or the SMOM Loan Documents;

(b) none of the Monaco Parties shall have any rights of conversion, options to purchase, or similar rights arising out of or relating to any of the 2014 Loan Documents, the 2016 Loan Documents, the 2018 Loan Documents, or the SMOM Loan Documents;

(c) none of the Monaco Parties shall hold any security interest in or pledge of any collateral owned by any of the Odyssey Parties and granted to any of the Monaco Parties pursuant to any of the 2014 Documents, the 2018 Loan Documents, and the SMOM Loan Documents, and any such pledge or security interest shall be deemed terminated;

(d) none of the Monaco Parties shall owe any amount to any of the Odyssey Parties for services provided by any of the Odyssey Parties pursuant to any of the Acquisition Ancillary Documents or any other agreements or transactions;

(e) neither Odyssey nor any of the other Odyssey Parties shall have any right to the additional consideration contemplated by Section 2.06(a) of the Acquisition Agreement, whether it be past, present, or future; and

(f) neither Odyssey nor any of the other Odyssey Parties shall have any further right to provide any services to any of the Monaco Parties pursuant to any of the Acquisition Ancillary Documents.

Article 3

Consideration

Section 3.01. From Odyssey. In consideration of the terminations set forth in Article 2 and of the other mutual covenants and agreements herein contained and other good and valuable consideration:

(a) Odyssey shall issue and deliver to Monaco or its designee 984,848 shares (the “Settlement Shares”) of Odyssey’s common stock, par value $0.0001 per share, in accordance with Section 3.03; and

(b) subject to the provisions of Section 3.04(b) and Article 5, no later than December 1, 2021, Odyssey shall deliver to Monaco or its designee an aggregate amount equal to $3.0 million in cash (the “Settlement Cash”), payable to Monaco or its designee in accordance with Section 3.04.

Section 3.02. From the Monaco Parties. In consideration of the terminations set forth in Article 2 and of the other mutual covenants and agreements herein contained and other good and valuable consideration, Monaco and Magellan, for themselves and on behalf of their affiliates, hereby sells, assigns, grants, conveys and transfers to Odyssey all of their right, title and interest in and to the Monaco Beatrix Rights, to be held and enjoyed by Odyssey and its successors and assigns.

Section 3.03. Delivery of Settlement Shares. As soon as practicable (and in any event within two Business Days) after the Effective Date, Odyssey shall instruct its transfer agent to issue the Settlement Shares to Monaco or its designee in accordance with the reasonable delivery instructions provided by Monaco to Odyssey on or prior to the Effective Date (the “Offering”). If Monaco does not provide delivery instructions to Odyssey on a timely basis, Odyssey shall instruct its transfer agent to deliver a physical stock certificate issued in Monaco’s name and representing all the Settlement Shares to the address for Monaco set forth in Section 9.02.

Section 3.04. Delivery of Settlement Cash. Odyssey shall deliver the Settlement Cash to Monaco or its designee as follows:

(a) on the Effective Date, Odyssey shall deliver $500,000 of the Settlement Cash to Monaco or its designee by wire transfer of immediately available funds to an account designated in writing by Monaco; and

(b) subject to Article 5, on or before December 1, 2021, Odyssey shall deliver an additional $2.5 million, representing the balance of the Settlement Cash, to Monaco or its designee by wire transfer of immediately available funds to an account designated in writing by Monaco.

If Odyssey anticipates that all or any portion of the amount payable in accordance with Section 3.04(b) will be derived, directly or indirectly, from proceeds under the Beatrix Agreement, Odyssey will provide an instruction (an “Instruction”) directing legal counsel representing the parties in the subject matter of the Beatrix Agreement (“Beatrix Counsel”) to accept, deposit, and retain in a client trust account, from the portion of the settlement proceeds due to Monaco and Odyssey, an amount equal to $2.5 million dollars, for the benefit of Monaco. Any Instruction delivered will be irrevocable absent Monaco’s written approval. If Beatrix Counsel receives both proceeds under the Beatrix Agreement and an Instruction on or before December 1, 2021, Odyssey shall be deemed not to be in breach of Section 3.04 if Beatrix Counsel delivers the $2.5 million to Monaco on or before December 8, 2021. Monaco shall not take, or fail to take, any action that would reasonably be expected to delay the proper disbursement of the $2.5 million by Beatrix Counsel.

Section 3.05. Evidence of Obligation. At Monaco’s request, Odyssey agrees that it will prepare, execute, and deliver to Monaco a negotiable promissory note payable to Monaco (or its designee) evidencing Odyssey’s obligation under Section 3.04(b). Any such note shall set forth or incorporate by reference the rights of Monaco (or such designee) under Article 4 and Article 5.

Article 4

Security

Section 4.01. Grant of Security Interest. As security for Odyssey’s obligations under Section 3.01(b) (the “Secured Obligation”), OMO hereby grants to Monaco, for the benefit of all the Monaco Parties, a continuing security interest in the OMO Collateral and all substitutions, replacements, additions, accessions, proceeds, products to or of the OMO Collateral. For the avoidance of doubt, Monaco acknowledges that its security interest in the OMO Collateral is not a first priority security interest, and Monaco’s security interest in the OMO Collateral is subordinate only to the security interests granted to the Senior Lender.

Section 4.02. Secured Obligation. The security interest granted pursuant to Section 4.01 shall secure the prompt payment of the Secured Obligation.

Section 4.03. Perfection. OMO hereby specifically authorizes Monaco at any time and from time to time to file financing statements, continuation statements, similar perfection documents, and amendments thereto that describe the OMO Collateral and contain any other information required by the applicable law of the jurisdiction of organization of OMO for the sufficiency or filing office acceptance of any financing statement, continuation statement, similar perfection documents, or amendment. At any time and from time to time, OMO shall take such steps as Monaco may reasonably request for Monaco to ensure the continued perfection and priority of Monaco’s security interest in the OMO Collateral and of the preservation of its rights therein.

Article 5

Conversion

Section 5.01. Option to Convert. Monaco shall have the right at any time and from time to time during the period commencing on the Effective Date and ending the date on which Odyssey delivers $2.5 million in cash to Monaco in accordance with Section 3.04(b) (the “Conversion Period”), in accordance with the procedures set forth below, to convert all of the Secured Obligation into shares of Common Stock.

Section 5.02. Exercise of Option. If Monaco elects to exercise its right to convert the Secured Obligation, Monaco shall specify in a written notice to Odyssey (an “Exercise Notice”) (a) that Monaco elects to exercise its right to convert all of the Secured Obligation, and (b) whether the shares of Common Stock issued pursuant to this Article 5 are to be issued in the name of Monaco or a designee. As soon as practicable thereafter, Monaco shall receive one or more certificates, registered in the name of Monaco or its designee(s), representing the shares of Common Stock issued pursuant to this Article 5.

Section 5.03. Conversion Price. If Monaco elects to exercise its right to convert all or a portion of the Secured Obligation, then the number of shares of Common Stock that Monaco shall be entitled to receive (the “Conversion Shares”) shall equal the quotient determined by dividing (a) $2.5 million, by (b) the Conversion Price.

Section 5.04. Conversion Date. Any conversion of the Secured Obligation pursuant to this Article 5 shall be deemed to occur on the date which Monaco delivers the Exercise Notice to Odyssey (the “Conversion Date”), except that, if Monaco delivers an Exercise Notice on or after November 21, 2021, then the Conversion Date shall be December 1, 2021.

Article 6

Representations and Warranties

Section 6.01. Representations and Warranties of the Odyssey Parties. Each of the Odyssey Parties hereby represents and warrants to the Monaco Parties that:

(a) such Odyssey Party is an entity duly organized, validly existing, and in good standing under the laws of its organization;

(b) such Odyssey Party has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(c) the execution of this Agreement by such Odyssey Party and the delivery of this Agreement by such Odyssey Party, have been duly authorized by all necessary action on the part of such Odyssey Party;

(d) the execution, delivery and performance of this Agreement by such Odyssey Party will not violate, conflict with, require consent under or result in any breach or default under any of such Odyssey Party’s organizational documents (including its articles or certificate of incorporation or formation, bylaws, limited liability company agreement or similar organizational documents; and

(e) this Agreement has been executed and delivered by such Odyssey Party and (assuming due authorization, execution and delivery by the other Parties hereto) constitutes the legal, valid, and binding obligation of such Odyssey Party, enforceable against such Odyssey Party in accordance with its terms.

Section 6.02. Representations and Warranties of the Monaco Parties. Each of the Monaco Parties hereby represents and warrants to the Odyssey Parties that:

(a) such Monaco Party is an entity duly organized, validly existing, and in good standing under the laws of its organization;

(b) such Monaco Party has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(c) the execution of this Agreement by such Monaco Party and the delivery of this Agreement by such Monaco Party, have been duly authorized by all necessary action on the part of such Monaco Party;

(d) the execution, delivery and performance of this Agreement by such Monaco Party will not violate, conflict with, require consent under or result in any breach or default under any of such Monaco Party’s organizational documents (including its articles or certificate of incorporation or formation, bylaws, limited liability company agreement or similar organizational documents;

(e) this Agreement has been executed and delivered by such Monaco Party and (assuming due authorization, execution and delivery by the other Parties hereto) constitutes the legal, valid, and binding obligation of such Monaco Party, enforceable against such Monaco Party in accordance with its terms; and

(f) although nominally parties to the Acquisition Agreement, neither Freeport nor Magellan-Bahamas was ever organized; none of the Monaco Parties continues to hold, directly or indirectly, any interest in Seascape; and, therefore, none of the Odyssey Parties owes any duties or obligations to Freeport, Magellan-Bahamas, or Seascape.

Section 6.03. Securities Representations and Warranties. Monaco and any of the other Monaco Parties to which any of the Settlement Shares are issued and delivered hereby (each of Monaco and any such other Monaco Parties, as applicable, a “Purchaser”) represent and warrant to Odyssey that:

(a) Registration. Such Purchaser acknowledges that the Settlement Shares and any Conversion Shares will be issued pursuant to Odyssey’s registration statement on Form S-3 (Registration No. 333-227666) filed under the Securities Act, which was declared effective by the U.S. Securities and Exchange Commission on October 25, 2018, the base prospectus included therein (the “Base Prospectus”) and the related prospectus supplement, dated of even date herewith (the “Prospectus Supplement,” and, together with the Base Prospectus, the “Prospectus”), containing certain information regarding the Settlement Shares and the Conversion Shares and the issuance thereof.

(b) Acknowledgement of Delivery. Each Purchaser acknowledges that Odyssey has delivered a copy of the Prospectus to him, her, or it prior to such Purchaser’s execution and delivery of this Agreement.

Article 7

Mutual Releases

Section 7.01. Release by Odyssey Parties. In exchange for the Monaco Parties’ promises and obligations contained in this Agreement, each of the Odyssey Parties, on behalf of itself and its agents, directors, employees, attorneys, parents, affiliates, subsidiaries, successors, predecessors, assigns, and anyone claiming by or through them, hereby releases and forever discharges each of the Monaco Parties and its present and former agents, directors, employees, attorneys, affiliates, subsidiaries, parents, successors, predecessors and assigns of and from any and all claims, debts, demands, obligations, damages, liabilities, benefits, costs, actions, causes of action, suits, proceedings, whether known or unknown, of whatsoever kind and nature in law or in equity, it now has, has had or to date may have, arising or accruing from or relating to, in whole or in part, any matter. This release does not preclude any claims which may arise in the future, including, but not limited to, any action to enforce the terms of this Agreement.

Section 7.02. Release by Monaco Parties. In exchange for the Odyssey Parties’ promises and obligations contained in this Agreement, each of the Monaco Parties, on behalf of itself and its agents, directors, employees, attorneys, parents, affiliates, subsidiaries, successors, predecessors, assigns, and anyone claiming by or through them, hereby releases and forever discharges each of the Odyssey Parties and its present and former agents, directors, employees, attorneys, affiliates, subsidiaries, parents, successors, predecessors and assigns of and from any and all claims, debts, demands, obligations, damages, liabilities, benefits, costs, actions, causes of action, suits, proceedings, whether known or unknown, of whatsoever kind and nature in law or in equity, it now has, has had or to date may have, arising or accruing from or relating to, in whole or in part, any matter. This release does not preclude any claims which may arise in the future, including, but not limited to, any action to enforce the terms of this Agreement.

Article 8

Indemnification

Section 8.01. By the Monaco Parties. Each of the Monaco Parties shall indemnify and hold each of the Odyssey Parties and their respective directors, officers, shareholders, members, partners, employees and agents (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title) (each, an “Odyssey Indemnitee”) harmless from any and all Damages that any Odyssey Indemnitee may suffer or incur arising out of, as a result of, or relating to any inaccuracy, breach or violation of any of the representations, warranties, covenants or agreements made by any of the Odyssey Parties in this Agreement.

Section 8.02. By the Odyssey Parties. Each of the Odyssey Parties shall indemnify and hold each of the Monaco Parties and their respective directors, officers, shareholders, members, partners, employees and agents (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title) (each, a “Monaco Indemnitee”) harmless from any and all Damages that any Monaco Indemnitee may suffer or incur arising out of, as a result of, or relating to any inaccuracy, breach or violation of any of the representations, warranties, covenants or agreements made by any of the Monaco Parties in this Agreement.

Article 9

General Provisions

Section 9.01. Further Assurances. Each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 9.02. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to any of the Odyssey Parties:	Odyssey Marine Exploration, Inc. 205 S. Hoover Boulevard Suite 210 Tampa, Florida 3360 Attention: Chairman and President Email: mark@odysseymarine.com

With a copy (which shall not constitute notice) to:	Akerman LLP 401 East Jackson Street Suite 1700 Tampa, Florida 33602 Attention: David M. Doney Email: david.doney@akerman.com

If to Monaco:	c/o Borchard & Callahan, APC 25909 Pala Suite 300 Mission Viejo, California 92691 Attention: Thomas Borchard Email: tborchard@borchardlaw.com

If to Magellan:	1st Floor, Tudor House Le Bordage St Peter Port Guernsey GY1 1DB

If to SMOM:	VTS Tower Victoria Pier St Helier JE2 3NB

Section 9.03. Public Announcements. Unless otherwise required by applicable law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such announcement.

Section 9.04. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06. Entire Agreement. This Agreement constitute the soles and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

Section 9.07. Assignment. No party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of (a) in the case of any Monaco Party, Odyssey, and (b) in the case of any Odyssey Party, Monaco, which consent shall not be unreasonably withheld, conditioned, or delayed. Any purported assignment or delegation in violation of this Section 9.07 shall be null and void. No assignment or delegation shall relieve the assigning or delegating party of any of its obligations hereunder. For the voidance of doubt, the provisions of this Section 9.07 does not apply to any assignment, sale, or other transfer of any Settlement Shares or Conversion Shares by any of the Monaco Parties.

Section 9.08. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

Section 9.09. No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.11. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Florida.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF FLORIDA IN EACH CASE LOCATED IN THE CITY OF TAMPA AND COUNTY OF HILLSBOROUGH, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.11(c).

Section 9.12. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. The parties acknowledge that the awarding of equitable remedies is within the discretion of the applicable court.

Section 9.13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Remainder of page left blank;

signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Odyssey Marine Exploration, Inc.		Monaco Financial, LLC

By:	/s/ Mark D. Gordon	By:	/s/ Michael Carabini
	Mark D. Gordon	Name:	Michael Carabini
	Chief Executive Officer	Title:	President

Odyssey Marine Enterprises, Ltd.		Magellan Limited

By:	/s/ Mark D. Gordon	By:	/s/ R.J. Parkinson
	Mark D. Gordon	Name:	R.J. Parkinson
	Vice President	Title:	Director

Oceanica Marine Operations, S.R.L.		SMOM Limited

By:	/s/ Mark D. Gordon	By:	/s/ R.J. Parkinson
	Mark D. Gordon	Name:	R.J. Parkinson
	Vice President	Title:	Director

Odyssey Marine Services, Inc.

By:	/s/ Mark D. Gordon
Mark D. Gordon
Vice President

Aldama Mining Company, S. de R.L. de C.V.

By:
Mark D. Gordon
Chief Executive Officer

Appendix A

Definitions

“2014 Loan Agreement” means the Loan Agreement, dated as of August 14, 2014, between Monaco and Odyssey.

“2014 Loan Documents” means, collectively, the 2014 Loan Agreement and the 2014 Notes.

“2014 Notes” means all promissory notes issued by Odyssey to Monaco pursuant to the 2014 Loan Agreement in the aggregate principal amount of $10.0 million.

“2016 Loan Agreement” means the Loan and Security Agreement, dated as of April 15, 2016, among Monaco, Odyssey, OMO, OMS, and Enterprises.

“2016 Loan Documents” means, collectively, the 2016 Loan Agreement and the 2016 Note.

“2016 Note” means the convertible promissory note, dated April 15, 2016, issued by Odyssey to Monaco pursuant to the 2016 Loan Agreement in the principal amount of $1.825 million.

“2018 Loan Agreement” means the Loan and Security Agreement, dated as of April 20, 2018, among Monaco and Odyssey.

“2018 Loan Documents” means, collectively, the 2018 Loan Agreement and the 2018 Note.

“2018 Note” means the promissory note, dated April 20, 2018, issued by Odyssey to Monaco pursuant to the 2018 Loan Agreement in the principal amount of $1,099,367.00.

“Acquisition Agreement” means the Acquisition Agreement, dated as of December 10, 2015, among Odyssey, Magellan, Freeport, and Seascape.

“Acquisition Ancillary Documents” means, collectively, the MMS Agreement, the Services Agreement, and the VTC Agreement (in each case as such terms are defined in the Acquisition Agreement).

“Acquisition Transaction Documents” means, together, the Acquisition Agreement and the Acquisition Ancillary Documents.

“Aldama” has the meaning set forth in the preamble.

“Base Prospectus” has the meaning set forth in Section 4.03(a).

“Beatrix Agreement” means the letter of intent and term sheet dated October 31, 2018, and thereafter executed by Monaco, Magellan, Odyssey, and the other parties thereto, relating to the shipwreck code-named “Beatrix.”

“Beatrix Counsel” means has the meaning set forth in Section 3.04.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Tampa, Florida are authorized or required by law to close.

“Common Stock” means Odyssey’s common stock, par value $0.0001 per share.

“Conversion Period” has the meaning set forth in Section 5.01.

Appendix A

Definitions

“Conversion Price” means the product of (a) 90.0% multiplied by (b) the greater of (i) $5.50 or (ii) the average closing price of the Common Stock (as reflected on Nasdaq.com) for the five full trading days immediately preceding the date on which the Exercise Notice is delivered pursuant to Section 5.02.

“Conversion Shares” has the meaning set forth in Section 5.03.

“Damages” means losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation.

“Effective Date” has the meaning set forth in the preamble.

“Enterprises” has the meaning set forth in the preamble.

“ExO” means Exploraciones Oceanicas S. de R.L. de C.V., a Mexican company.

“ExO Note” means the Amended and Restated Consolidated Note and Guaranty, dated September 25, 2015, in the original principal amount of $18.0 million and issued by ExO to OMO.

“Freeport” means Freeport Ocean Minerals Ltd, a purported Bahamian company that was a nominal party to the Acquisition Agreement.

“Gross Proceeds” has the meaning set forth in the Beatrix Agreement.

“Instruction” means has the meaning set forth in Section 3.04.“Loan Agreements” means, collectively, the 2014 Loan Agreement, the 2016 Loan Agreement, the 2018 Loan Agreement, and the SMOM Loan Agreement.

“Loan Documents” means the Loan Agreements, the Outstanding Notes, and all other agreements, instruments, and documents delivered pursuant to the Loan Agreements.

“Magellan” has the meaning set forth in the preamble.

“Magellan-Bahamas” means Magellan Offshore Services Ltd, a purported Bahamian company that was a nominal party to the Acquisition Agreement.

“Monaco” has the meaning set forth in the preamble.

“Monaco Beatrix Rights” means all the right, title, and interest of Monaco, Magellan, and their affiliates to a 20.0% interest in Gross Proceeds or in-kind distributions from the Shipwreck pursuant to paragraph 5 of Appendix A to the Beatrix Agreement.

“Monaco Indemnitee” has the meaning set forth in Section 8.02.

“Notes” means, collectively, the 2014 Notes, the 2016 Note, the 2018 Note, and the SMOM Note.

“Odyssey” has the meaning set forth in the preamble.

“Odyssey Indemnitee” has the meaning set forth in Section 8.01.

“Offering” has the meaning set forth in Section 3.03.

Appendix A

Definitions

“OMO” has the meaning set forth in the preamble.

“OMO Collateral” means one-half of the indebtedness evidenced by the ExO Note and all rights associated therewith.

“OMS” has the meaning set forth in the preamble.

“Prospectus” has the meaning set forth in Section 4.03(a).

“Prospectus Supplement” has the meaning set forth in Section 4.03(a).

“Purchaser” has the meaning set forth in Section 4.03.

“Seascape” means Seascape Artifact Exhibits, Inc., a purported Nevada corporation that was party to the Acquisition Agreement.

“Secured Obligation” has the meaning set forth in Section 4.01.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Lender” means Epsilon Acquisitions LLC, a Delaware limited liability company.

“Settlement Shares” has the meaning set forth in Section 3.01(a).

“Shipwreck” has the meaning set forth in the Beatrix Agreement.

“SMOM” has the meaning set forth in the preamble.

“SMOM Loan Agreement” means the Amended and Restated Loan Agreement, dated as of April 20, 2018, among SMOM, Odyssey, and Aldama.

“SMOM Loan Documents” means, collectively, the SMOM Loan Agreement and the SMOM Note.

“SMOM Note” means the promissory note, dated April 20, 2018, issued by Odyssey to SMOM pursuant to the SMOM Loan Agreement in the principal amount of $3.5 million.